EXHIBIT 10.1

Certain identified information has been excluded from this exhibit (indicated by double asterisks) because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

BINDING TERM SHEET

This Binding Term Sheet (the “term sheet”) is dated July 29 2022 (the “Effective Date”), by and among Tipico USA Technology, Inc., a Delaware corporation (“Tipico”), Tipico US Group Corp., a Delaware corporation ((“Tipico US Group”), Gannett Media Corp., a Delaware corporation (“Gannett Media”), and Gannett SB, Inc., a Delaware corporation (“Gannett SB”). Tipico and Gannett Media are each individually referred to herein as an “Agreement Party” and collectively referred to herein as the “Agreement Parties.” Tipico US Group and Gannett SB are each individually referred to herein as a “Warrant Party” and collectively referred to herein as the “Warrant Parties.” Tipico, Gannett Media and Gannett SB are each individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”
BACKGROUND
(A)The Agreement Parties entered into a Strategic Alliance Agreement (the “Agreement”) with an Effective Date of July 26, 2021 whereby Tipico would utilize Gannett Media’s various assets and solutions to market and promote the Tipico Gambling Services as set forth therein. In addition, pursuant to the Agreement, Tipico US Group issued a warrant to Gannett SB with a $0.00 strike price to acquire up to 4,990 shares of common stock, representing a minority interest, of Tipico US Group, a portion of which vested upon signing and the remainder of which vests in four tranches based upon qualified player referrals (the “Tipico Warrant”).
(B)The Agreement Parties have mutually consented to terminate the Agreement and have agreed terms for the full and final settlement of the early termination and wish to record those terms of settlement, on a binding basis, in this term sheet and to set forth the terms of a new agreement between the Parties (the “New Agreement”). The Warrant Parties have mutually consented to terminate the Tipico Warrant and have agreed terms for the purchase of the Tipico Warrant and wish to record those terms, on a binding basis, in this term sheet. It is understood that the New Agreement will be solely a media partnership and not include any grant of equity (or rights to equity) to Gannett Media or any of its Affiliates by Tipico US Group or its Affiliates.
(C)The Parties agree that the Agreement is hereby terminated as of the Effective Date, as defined below (the “Termination”). For the avoidance of doubt, the exclusivity provisions set forth in the Agreement shall be of no further force or effect, it being understood the New Agreement will set forth any applicable exclusivity provisions.
(D)All defined terms in this term sheet shall have the same meaning as under the Agreement unless otherwise defined herein. All dollar amounts set forth herein are US dollars.
For good and valuable consideration, the Parties hereby agree as follows:
1.EFFECT OF THIS AGREEMENT
The Parties hereby agree that on signature by an authorized representative of both Parties, this term sheet shall immediately be fully and effectively binding on them. The Parties may agree the terms of a long-form agreement and other related documentation customary for transactions of this type that contain (among other things) customary representations, warranties and indemnities. The Parties will use commercially reasonable efforts to negotiate and execute such long-form agreement and other documentation promptly following the date of this binding term sheet. However, until such time as this binding term sheet is replaced by any such further documentation, this binding term sheet remains binding on, and memorializes the legal and enforceable rights and obligations of, the Parties. The Parties acknowledge that Gannett Media is in receipt of a payment of twenty million dollars ($20,000,000) from Tipico under the Agreement (the “Funds”); such Funds will continue to be held by Gannett Media and used to apply to and offset payments required to be made by Tipico under the New Agreement.
2.NEW AGREEMENT
The Parties agree to the material terms of the New Agreement as set forth in Exhibit A.
3.TIPICO WARRANT PURCHASE
The purchase price for the Tipico Warrant will be [**], payable upon execution of this term sheet by applying the Funds and delivery of the Tipico Warrant by Gannett SB to Tipico US Group (or any of its Affiliates) and allocable as follows:
o[**] with respect to the vested portion of the Tipico Warrant
o[**] with respect to the unvested portion of the Tipico Warrant

Gannett SB represents and warrants to Tipico that: (i) Gannett SB has, and at the time of sale of the Tipico Warrant to Tipico US Group (or any of its Affiliates) will have, good and valid title to the Tipico Warrant, free and clear of all liens, security interests, encumbrances, equities and claims, with no defects of title whatsoever (other than any restrictions set forth in the Tipico Warrant and related agreements and securities law); and (ii) Gannett SB is not a party to or bound by any agreement, or any judgment, decree or ruling of any governmental authority, affecting or relating to Gannett SB’s right to transfer the Tipico Warrant.

4.CONSIDERATION UNDER NEW AGREEMENT
The Agreement Parties agree to the consideration terms of the New Agreement as set forth in Exhibit A.
5.RELEASE
Each Party acknowledges that the grant of the consideration, as described in this term sheet, is in part in consideration of full and final settlement of, and each Party hereby releases and forever discharges, all and/or any actions, claims, rights, demands and set-offs, whether in this jurisdiction or any other, whether or not presently known to the Parties or to the law, and whether in law or equity, that it, its Related Parties (as defined below) or any of them ever had, may have or hereafter can, shall or may have against the other Party or any of its Related Parties arising out of or connected with the Agreement and the Tipico Warrant and the termination thereof (together the “Released Claims”). Notwithstanding anything to the contrary contained herein, the Released Claims shall not include any right or obligation of any Party under or related to this term sheet or the New Agreement.

6.AGREEMENT NOT TO SUE
6.1Each Party agrees on behalf of itself and on behalf of its Related Parties, not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other Party or its Related Parties any action, suit or other proceeding concerning the Released Claims, in this jurisdiction or any other.
6.2Clause 6.1 shall not apply to, and the Released Claims shall not include any claims in respect of any breach of or otherwise under this term sheet.
6.3“Related Parties” means, with respect to any Party, all persons and entities controlled by, controlling or under common control with such Party.
7.COSTS
The Parties shall each bear their own legal costs in relation to this term sheet and the New Agreement except as otherwise provided herein or therein.
8.WARRANTIES AND AUTHORITY
8.1Each Party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in the Released Claims.
8.2Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this term sheet and the New Agreement and will perform its obligations in full compliance with applicable law.
9.INDEMNITIES
Each Party hereby indemnifies, and shall keep indemnified, the other Party against all costs and damages (including the entire legal expenses of the Parties) incurred (a) in all future actions, claims and proceedings in respect of any of the Released Claims which it or its Related Parties or any of them may bring against the other Party or its Related Parties or any of them or (b) related to or arising from third party claims alleging or resulting from an alleged breach of this term sheet (including but not limited to the matters contemplated by clause (a)) or the New Agreement by the indemnifying party.
10.NO ADMISSION
This term sheet is entered into, in part, in connection with the compromise of the Agreement and in the light of other considerations. It is not and shall not be represented or construed by the Parties as, an admission of liability or wrongdoing on the part of any Party to this term sheet or any other person or entity.

11.CONFIDENTIALITY
11.1The terms of this term sheet, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Party other than:
(a)To the Parties' respective auditors, insurers and lawyers on terms which preserve confidentiality.
(b)Pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure.
(c)As far as necessary to implement and enforce any of the terms of this term sheet; and
(d)To issue an agreed statement or press release in terms to be agreed by the Parties
12.MISCELLANEOUS
The provisions of Sections 14 and 15 (other than Section 15.4) of the Agreement are incorporated herein by reference.
WITHOUT LIMITING EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DELAYS, INDIRECT, SPECIAL, INCIDENTAL, RELIANCE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), INTERRUPTIONS, SERVICE FAILURES, AND OTHER PROBLEMS INHERENT IN USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS OR OTHER SYSTEMS OUTSIDE OF THE PARTY’S REASONABLE CONTROL REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT, OR BREACH OF SECTIONS 3, 5, 6, 9 OR 11. The Parties agree that the limitations specified in this Section 12 will survive and apply even if any limited remedy specified in this term sheet is found to have failed of its essential purpose.

This term sheet has been entered into on the date stated first above written.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TIPICO USA TECHNOLOGY, INC. By: /s/ Adrian Vella Name: Adrian Vella Title: President	GANNETT MEDIA CORP. By: /s/ Michael E. Reed Name: Michael E. Reed Title: CEO

GANNETT SB, INC.

By: /s/ Michael E. Reed
Name:    Michael E. Reed
Title:        CEO

TIPICO US GROUP CORP. By: /s/ Adrian Vella Name: Adrian Vella Title: President

EXHIBIT A

•Term of Strategic Media Partnership: Four (4) years starting 1 August 2022

•Termination Of Existing Deal - Existing Strategic Alliance Agreement to be mutually terminated to coincide with the execution of this term sheet
•Minimum Annual Commitment –as outlined in Exhibit 1 (“Minimum Annual Commitment”) which results in a Total Commitment under the New Agreement (including Service Fees) of [**].

•Quarterly Media Spend Allocation - To be determined for each annual period of the Strategic Media Partnership to meet the agreed upon Minimum Annual Commitment as illustrated in the example provided in Exhibit 1.
oQuarterly periods to coincide with calendar year quarters (i.e., Q3 July – September)
oQuarterly media plans for the third (3rd) and fourth (4th) quarters of 2022 to be submitted by August 1st, 2022
oThe media below has been committed to prior to execution of this agreement and will thus maintain pricing as shown below [**]
oFuture Quarterly media plans to be agreed upon ninety (90) days prior to quarter
oQuarterly media spend allocation to be at least fifteen percent (15%) of Minimum Annual Commitment for a given quarter (“Minimum Quarterly Commitment”)
oIf actual spend in a quarter is above the agreed quarterly allocation, the excess will apply to Minimum Quarterly Commitment in next quarter for the annual period; any excess over Minimum Quarterly Commitment or Minimum Annual Commitment will not roll over to subsequent annual periods
oOnly spend on Owned and Operated media and, to the extent expressly set forth herein, will be applied against the Minimum Quarterly Commitment and Minimum Annual Commitment. No other spend will be credited or applied against such minimums.

•Owned and Operated Media Discount & Services – As detailed in Exhibit 5, Owned and Operated media to be provided at a twenty-five percent (25%) discount to Rate Card
oRate Card means the rates that are generally made available to advertisers at any time at the same or similar level of advertising dollars spent as Tipico’s Minimum Annual Commitment for that annual period
oDiscount to adjust upward based upon increased annual spend as outlined in Exhibit 4.
oAny third-party media coordinated by Gannett (i.e., Dark Social) subject to additional fifteen percent (15%) account services fee
Account services fees will be applied toward Minimum Quarterly Commitment and Minimum Annual Commitment
oGannett to provide access to creative production services at fair market rates
Production must follow GET Creative schedule in Exhibit 3 and can be utilized for Gannett on-platform, Gannett-managed third-party media, paid social and Tipico owned and operated channels
GET Creative will provide layered PSD file templates for all creative assets, which Tipico may edit and use as they see fit
Creative production costs will be applied toward Minimum Quarterly Commitment and Minimum Annual Commitment up to ten percent (10%) of Minimum Annual Commitment.
oBranded content that runs on O&O platforms will be reduced by twenty percent (20%) from Rate Card
Branded content cost will be applied toward Minimum Quarterly Commitment and Minimum Annual Commitment
oProgrammatic
Non-guaranteed preferred deal/fixed rate (PD) – Tipico receives additional ten percent (10%) discount off standard IAB units at rate card on top of standard 25% discount, or then applicable discount per Exhibit 4. Cannot facilitate high-impact and take-overs through non-guaranteed programmatic channels.
Non-guaranteed private auctions/floor (PA) – Tipico receives additional twenty percent (20%) discount off standard IAB units at rate card on top of standard 25% discount, or then applicable discount per Exhibit 4. Cannot facilitate high-impact and take-overs through non-guaranteed programmatic channels.
oGannett to provide Tipico access to marketing, research, and creative team services at fair market rate
Associated fees to be credited against the Minimum Quarterly Commitment and Minimum Annual Commitment up to ten percent (10%) of the Minimum Annual Commitment
oTen percent (10%) of actual media spend but no more than $350,000 to be paid as services fee for account management, planning and staffing
Paid quarterly net-thirty (30) days corresponding to actual quarterly media spend; 10% of Annual Minimum Commitment must be met during annual period
Continued Gannett support on par with Minimum Annual Commitment

•Exclusivity
oTipico to retain exclusive category rights in Colorado, Indiana, Iowa, New Jersey, and Ohio during the term based on satisfying the Minimum Annual Commitment outlined in Exhibit 1
oTipico will have “Exclusive Sports Betting and iGaming Partner” designation in the states in which it owns exclusive category rights
oTipico may use “Official Betting Partner” designation for any nationally focused advertising

•Future Exclusivity
oFuture Regulated State Exclusivity - Tipico receives right of first offer (ROFO) for exclusivity in NEW states legalizing online betting and/or iGaming (i.e. states which have not legalized online betting or iGaming as of the date of this term sheet)
•Tipico to notify Gannett in writing no later than ninety (90) days post legalization (the date the sports betting and or iGaming bill was passed) of its intent to secure exclusivity based on the current State Media Value (Exhibit 2) as determined for the annual period in which the state legalizes.
•New state exclusivity to be added through an amendment to the New Agreement with corresponding State Media Value added to the applicable Minimum Annual Commitment for such annual period prorated based on Tipico launch date in such New State based upon a mutually agreed upon start date for media spend
oLive Sports Betting States Exclusivity – States in which sports betting or iGaming have been legalized on the date of this term sheet may be added to exclusivity list with six (6) months’ advance written request by Tipico
•To be based on the current State Media Value (Exhibit 2) as determined for the annual period for the launch of the Tipico sportsbook or online Casino in the state
•Live sports betting states that are added to exclusive list shall be done so through an amendment to the New Agreement with corresponding State Media Value added to the applicable Minimum Annual Commitment for such annual period prorated based on a mutually agreed upon start date for media spend
•National Media Elements - Gannett shall provide Tipico offers/odds in the following national media elements free of charge during the term. Tipico odds/offers will be provided on an exclusive basis in Tipico exclusive states and a non-exclusive base in all other states. Tipico will pay Gannett a CPA of [**] for each Qualified Player (QP) generated through these assets as long as Tipico agrees to participate in these channels [**].
oSponsored Editorial
oBest Bets Widget
oOdds & Scores Hub
oAffiliate Links

•Teams will make their best effort to continue collaboration on existing and future integrations (i.e., single sign-on capabilities)

•Tipico to have ROFO to participate in Gannett owned events
oEvent opportunities and associated cost to be presented to Tipico no less than eight (8) months in advance of go-live, with binding agreement to participate required no later than seven (7) months in advance
oEvent cost will be reduced by twenty percent (20%) off fair market value and count towards the Minimum Quarterly Commitment and Minimum Annual Commitment, up to twenty percent (20%) of the Minimum Annual Commitment

•Syndication
oSubject to the exclusivity rights of Tipico under the New Agreement and any gaming laws, Gannett permitted to syndicate sports betting content to third-party platforms

•New Agreement to include customary default, termination, warranty, representation, and indemnification provisions.

Cash Consideration:
Payments due under the New Agreement (including the purchase price for the Tipico Warrant) will first come from the Funds (see estimates in table below). Once the Funds have been exhausted Tipico will be responsible for making all additional payments due on a timely basis. [**]

Exhibit 1 – Minimum Annual Commitment [**]

Quarterly Minimum Spend Example [**]

Exhibit 2 – 2022 State Media Value

State Media Value to be adjusted annually by January 31st based on the current market value of sports audience as determined by unique users, rate card and market demand. Future increases not to exceed three percent (3%) annual growth, on a cumulative basis, in the State Media Value. [**]

Exhibit 3
GET CREATIVE production schedule

Timeline
Creative Product	Timing
Concepting	2 weeks
Digital Ads	3 - 4 weeks
Social Ads	3 weeks
Print Ads	3 - 4 weeks
Email	4 weeks
Audio	12 – 14 weeks
Video	12 – 14 weeks
Written Content	4 – 5 weeks
One-sheet & Brochure	4 – 5 weeks
Branded content article	6 weeks
Branded content interactive	9 – 10 weeks
Branded content video	12 – 14 weeks

Exhibit 4 [**]

Exhibit 5
Owned & operated (O&O) media eligible for the discount to include:
•Standard IAB units, including high-impact and take-overs, direct and programmatic guaranteed (PG) advertising
•sponsorship of video franchises (i.e. Lorenzo’s Locks) or features (i.e. Expert Picks)
•podcasts
•Standard print advertising placements, excluding stickers, inserts and cover wraps

Upon agreement by both parties, other media may be added during the term.